FIFTH AMENDMENT TO ETF DISTRIBUTION AGREEMENT
This fifth amendment (“Amendment”) to the ETF Distribution Agreement (the “Agreement”) dated as of September 11, 2023, by and between Manager Directed Portfolios and Quasar Distributors, LLC (together, the “Parties”) is effective as of November 20, 2025.

WHEREAS, the Parties desire to amend Exhibit A of the Agreement to reflect an updated Fund list; and

WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.
3.Except as expressly amended hereby, all the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.
4.This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.
MANAGER DIRECTED PORTFOLIOS    QUASAR DISTRIBUTORS, LLC

By: /s/ Amber C. Kopp
Name: Amber C. Kopp     Title: Secretary

By: /s/ Teresa Cowan, President
Name: ~~Teresa Cowan, Presiden~~t
Title:

Date: 11 - 20 - 2 5        Date:    11.20.25

EXHIBIT A

Vert Global Sustainable Real Estate ETF SanJac Alpha Low Duration ETF SanJac Alpha Core Plus Bond ETF SWP Growth & Income ETF Deepwater Beachfront Small Cap ETF